EXHIBIT 99.1
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               ANDRESMIN'S MAIKOL PROJECT RETURNS EXCITING RESULTS
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LIMA, PERU, February 14, 2005, - Andresmin Gold Corporation  ("Andresmin" or the
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"Company") (NASD OTC-BB:  "ADGD") is pleased to announce that recent work on the
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Maikol Project,  located 50 km north of Lima Peru, has identified an altered and mineralized shear structure within a shear zone hosted by volcano-sedimentary rocks adjacent to granodiorite intrusives. Recent results returned up to 9 grams per tonne (g/t) gold, 9.2 g/t silver, and 1,430 parts per million (ppm) copper. The shear structure contains anomalous levels of lead and zinc, and represents an exciting polymetallic prospect for gold, silver, copper lead and zinc.

A geochemical anomaly in rock channel samples has been discovered over a width of 45 metres and a strike length of 200 metres and remains open in all directions. The anomaly has been defined by silver grades ranging from 2.7 to
9.2 ppm, copper grades from 200 ppm to 1430 ppm, and gold grades from 1g/t to 9g/t.

The structure containing the mineralization continues to the north and south of the area presently being sampled. Further sampling on this exciting project is expected to commence in the next week.

About Andresmin Gold Corporation
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Andresmin is committed to building  shareholder  value through the  acquisition, exploration, and development of high quality mineral projects in the prime Central Andes region of South America, which annually produces 42% of the world's copper (over $18 billion each year). The Company has an impressive property portfolio with ten projects of merit encompassing 16,400 hectares of strategically located and highly prospective ground. The Winicocha copper-gold project in southern Peru is Andresmin's flagship project. Centromin reports Winicocha hosts an inferred reserve of 1.4 million ounces of gold, thought to be near surface expression of a much larger underlying copper-gold porphyry deposit. Recent sampling found a geochemical anomaly with grades ranging to 1.0% copper and 5.0 grams per tonne gold, and coincident geophysics has outlined three large anomalies. Exploration is ongoing on all projects. Andresmin trades under the symbol ADGD on the NASDAQ over-the-counter bulletin board.


For further information please contact:
Resourcex Group:
Toll (888) 689-1620
investor@andresmin.com
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www.andresmin.com
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THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH
RESPECT  TO  ACHIEVING  CORPORATE  OBJECTIVES,   DEVELOPING  ADDITIONAL  PROJECT
INTERESTS,   ANDRESMIN'S  ANALYSIS  OF  OPPORTUNITIES  IN  THE  ACQUISITION  AND
DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.